UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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GREEN DOT CORPORATION
(Name of Registrant as Specified in Its Charter)

HARVEST CAPITAL STRATEGIES LLC
HARVEST SMALL CAP PARTNERS MASTER, LTD
HARVEST SMALL CAP PARTNERS, LP
HSCP STRATEGIC I, LP
HARVEST FINANCIAL PARTNERS, LP
JEFFREY B. OSHER
DONALD DESTINO
CRAIG BAUM
SATURNINO FANLO
GEORGE W. GRESHAM
PHILIP B. LIVINGSTON

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Harvest Capital Strategies LLC, together with the other participants named herein (collectively, "Harvest"), has filed a definitive proxy statement and an accompanying GREEN proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of stockholders of Green Dot Corporation, a Delaware corporation.

Item 1: On May 19, 2016, Harvest issued the following press release:

HARVEST CAPITAL STRATEGIES DELIVERS OPEN LETTER TO GREEN DOT SHAREHOLDERS

Reiterates the Critical Opportunity for Shareholders to Hold the Board Accountable at the Upcoming Annual Meeting in Order to Address the Toxic “Tone at the Top”

Urges Shareholders to Vote the GREEN Proxy Card to Elect Harvest’s Three Independent, Experienced and Highly Qualified Director Candidates -- Saturnino Fanlo, George W. Gresham, and Philip B. Livingston

SAN FRANCISCO, CA – May 19, 2016 – Harvest Capital Strategies LLC (together with its affiliates, “Harvest”), one of the largest shareholders of Green Dot Corporation (“Green Dot” or the “Company”) (NYSE:GDOT), with beneficial ownership of approximately 9.3% of the outstanding common stock of the Company, announced today that it has delivered an open letter to its fellow Green Dot shareholders.

The full text of Harvest’s Letter to its Fellow Shareholders follows:

“Facts are stubborn things; and whatever may be our wishes, our inclinations, or the dictates of our passions, they cannot alter the state of facts and evidence.” – John Adams

May 19, 2016

Dear Fellow Green Dot Shareholders:

Harvest Capital Strategies LLC (“Harvest”) is a sixteen-year-old investment firm with approximately $2.3 billion of assets under management. Our flagship fund, Harvest Small Cap Partners, has generated compound net annualized returns of more than 15% for our investors. To ensure assets remain aligned with our investment strategy, we closed our flagship fund to new investors in 2008, choosing to focus on performance instead of becoming a much larger firm. We have no interest in re-opening, and have in fact returned nearly all investment profits back to our investors since 2010. To say we did not need the attention and stress of our first and only activist campaign would be an understatement. Nevertheless, we are convinced our campaign for positive change at Green Dot is worth the significant effort. We firmly believe Green Dot represents an extraordinary opportunity, and with the right leadership, substantial value can be created for customers, employees, and shareholders.

Harvest beneficially owns approximately $100 million of Green Dot’s stock, making it the largest single equity investment our funds have ever held. As a testament to the conviction we have in our long-term thesis, Harvest’s investment team purchased more than $3 million of Green Dot’s stock personally. Our financial and reputational interests could not be more aligned with the long-term interests of all Green Dot independent shareholders. With the 2016 Annual Meeting less than one week away, we believe the catalysts are firmly in place for a more profitable, more consistent, and more transparent Green Dot to emerge.

Prior to launching our public campaign for change at Green Dot, we had never in our firm’s sixteen-year history, spanning hundreds of investments, found a Company with leadership, execution, and investor communication so problematic and misaligned that we felt compelled to express our concerns to fellow shareholders. We are not activists looking to make a short-term buck. We have owned shares in Green Dot since 2012 and have spent years analyzing the nuances of the payments industry, and more specifically, the root cause of Green Dot’s chronic underperformance.

Make no mistake, there is no secular or structural issue afflicting Green Dot’s performance, which is evident when looking at the success of its closest competitor. While Green Dot has floundered, NetSpend thrived with a focused strategy that has resulted in years of consistent double-digit revenue growth and EBITDA margins in the mid-20’s percent. And while NetSpend does offer an overdraft program, this feature does not explain NetSpend’s industry leading card growth, lean cost structure, consistent performance, and superior portfolio metrics. Don’t be fooled by Green Dot’s attempt to re-write historical facts or recast previous narratives to fit today’s agenda. Green Dot’s persistent shareholder value destruction since 2010 has nothing to do with a lofty IPO valuation, headwinds, unforeseen competition, detours, bad luck, or other excuses. The problem is leadership.

Since Green Dot’s 2010 IPO, shareholders have suffered through repeated disappointments due to glaring deficiencies in the CEO suite, namely: inaccurate financial forecasting, poor execution against major strategic initiatives, misleading and untruthful shareholder communications, and an inability to recruit and retain executive talent. We believe these issues continue unabated today. We recognize all companies experience occasional periods of challenging operating performance, stock price declines, and management missteps. However, when these unfortunate events become the rule rather than the exception, new leadership is required.

To sustainably turnaround Green Dot’s performance, the toxic “tone at the top” must be addressed. Leading independent proxy advisory firm, Institutional Shareholder Services Inc. (“ISS”) agreed that Mr. Streit appears to be the root cause of Green Dot’s long-term challenges, in recommending shareholders vote “FOR” all three of Harvest’s nominees on the GREEN proxy card:

“[Harvest] articulated a compelling case that the core of the issues shareholders face are rooted in the founder/CEO having ‘blatantly disregarded the best interests of shareholders.’”

Unfortunately, the last line of defense for shareholders – the Green Dot Board – has failed to hold CEO Steve Streit accountable for his long-term performance. Instead of pursuing appropriate changes, the Board has defended Mr. Streit with subjective analysis and out-of-context metrics. In the last few weeks, the distorted messaging from the Company has intensified with specious financial analysis, misleading press releases on the recommendations of the two leading independent proxy advisory firms (FACT: both unequivocally recommended shareholders vote Harvest’s GREEN proxy card1), and even illogical letters from directors to shareholders.

The Board’s extensive corporate governance failures have been widely documented by Harvest and the leading proxy advisory firms. Notably, after both ISS and Glass Lewis released their reports, each of which included pointed critiques of Green Dot’s shareholder-unfriendly mindset, the Board reactively proposed numerous last-minute corporate governance actions. While we view shareholder-friendly governance changes positively, none of these proposed repairs, real or illusory, confront the real issues at Green Dot and fail to address the more meaningful changes Harvest has sought. Shareholders should ask themselves: If Green Dot’s Board genuinely cared about implementing good governance practices, as opposed to just distracting shareholders and protecting the positions of three long-tenured, underperforming directors, including Mr. Streit, why were these governance policies not adopted nearly one year ago when they were first proposed by Harvest?

We believe the most glaring Board culpability continues to be its obstinate refusal to address Green Dot’s unsuitable “tone at the top.” Ten years ago, Green Dot’s success hinged on Mr. Streit’s ability to convince retailers to distribute general purpose reloadable (“GPR”) cards. Mr. Streit was the right CEO for the job and Harvest has complimented his valiant performance as an industry evangelist and convincing salesman. At that time, accurately forecasting financial results, anticipating and adjusting to competition, efficiently managing capital, retaining executive talent, and transparently communicating with investors were NOT the key ingredients for shareholder value creation.

Over the years, Green Dot has evolved from a monoline GPR company fighting for retail shelf space into a complex organization, with multiple business units and more than 1,000 employees. Today, Green Dot no longer needs a salesman as its CEO. Green Dot requires a seasoned operator who can recruit and retain a world-class leadership team to execute on an ambitious long-term strategy. Mr. Streit has proven through his long-term track record he is not, and never will be, that executive. As it is constituted today, we do not believe the Board is willing or capable of holding management accountable for its performance.

Fortunately, the 2016 Annual Meeting presents a democratic forum for shareholders to not only elect Harvest’s three highly qualified, experienced, and independent director nominees, but also to send a clear message to the Board regarding Green Dot’s “tone at the top.” If shareholders elect all three of Harvest's highly qualified director nominees, it would unequivocally demonstrate that shareholders have lost all confidence in Mr. Streit's ability as CEO, which, in turn, would make it incumbent upon any Board working for, and listening to, its shareholders to immediately commence a search for a world-class chief executive officer.

Should shareholders democratically give Mr. Streit a vote of no confidence, we continue to believe Harvest’s nominee George Gresham, who Green Dot previously recruited both for its CFO position and as a director, would be an outstanding interim CEO candidate. There are also several internal candidates and former Green Dot executives who would be strong interim candidates. Additionally, we believe that despite year-over-year declines in Q1’16 Revenue, EBITDA, EPS, and active cards, Green Dot’s business is relatively stable. The combination of an experienced interim CEO and a stable card portfolio would appear to mitigate the risks of business disruption. Most importantly, Harvest is aware of several world-class payments industry executives, who we believe would put Green Dot on a sustainable path of honest communication and value creation, while driving the long-term transformation from an unfocused GPR-centric company to a broader payments platform.

When Evaluating the Best Path Forward, We Believe it is Important to Consider the Following Undisputed Facts Regarding Performance, Execution, and Shareholder Communication

Chronically Weak Performance:
The purest assessment of management performance and shareholder value creation is stock price performance – not over a given day, week, month, or even a year, but over a long-term, multi-year time horizon. Mr. Streit has failed in this most objective metric for shareholder value creation over nearly every reasonable measurement period.

1)
Over the last one, two, and five year periods ending 12/31/15, Green Dot underperformed its own original self-selected Peer Group by 31%, 53%, and 274%, respectively, while underperforming its revised peer group by 18%, 33%, and 184%, respectively.2

2)	Green Dot’s stock price declined 71% in the five years ending 12/31/15.
3)
From 12/2/16, when Mr. Streit claims he introduced the long-term strategy shareholders have “embraced,” until 1/19/16, when Harvest crossed the 5% beneficial ownership threshold, GDOT’s stock price declined by 7%.

4)
Between 1/19/16, when Harvest crossed the 5% beneficial ownership threshold, and 2/24/16, when Green Dot first disclosed its six-step plan adopting many of our proposals, GDOT’s stock price increased by 23%.

5)	Since Green Dot’s 2010 IPO, revenue has increased 85%, EBITDA has increased 55%, and yet EPS has increased only 6%.
6)	Since Green Dot’s 2010 IPO, Mr. Streit has spent $706 million in cash and stock issuance on capital expenditures and M&A, yet per share earnings have not materially improved.
7)	Green Dot missed its own annual financial guidance in 2012, 2014, and 2015.
8)	Green Dot has failed to meet guidance or has lowered forward guidance in ten consecutive quarters.

Consistently Poor Execution:
We believe Mr. Streit’s repeated failure to achieve both short- and long-term targets is a symptom of his struggles with the basic tenets of running a larger, more complex company. As detailed in Harvest’s presentations, under Mr. Streit’s leadership, Green Dot has experienced execution mistakes in each of the last ten quarters. Major strategic initiatives have been universal failures under Mr. Streit’s leadership, damaging corporate credibility, employee morale, and shareholder value. A few examples include:

•
Discontinuation of MoneyPak: The removal of MoneyPak was poorly tested and implemented, and occurred before a reliable substitute was adopted, resulting in management vastly underestimating its financial impact. As a result, it damaged Green Dot’s ecosystem and management’s forecasted revenue impact shifted from “not material” in October 2014 to “as much as $65 million” by May 2015.

•
In-house Processing Migration: Management promised “significant cost savings” as far back as the Q4’11 earnings call. Processing was never brought in-house and Harvest estimates Green Dot spent at least $10 million annually on processing initiatives since 2012.

•
Loopt Acquisition: The $43 million related-party acquisition of Loopt, Inc. squandered significant capital and resources. The transaction was supposed to be accretive in year-two, yet never generated a profit. The business was shuttered shortly after the acquisition closed.

•
Launch of GoBank: The highly touted mobile banking product has consistently missed expectations, altered its strategy, wasted precious shareholder money, and confused consumers. At the beginning of 2015, Mr. Streit set a public goal of reaching “a seven figure annualized run rate in new GoBank account enrollments by year-end.” The Company recently conceded it did not achieve this target.

•
Updated MoneyCard Program: The updated 2013 MoneyCard program was poorly designed and implemented. Not only did the new products fail to drive increased revenue as Mr. Streit publicly promised, but after the strategic re-launch, Walmart revenue declined as pricing changes and too many card options confused customers.

•
TPG Acquisition: The acquisition of TPG was poorly structured with 6.133 million undervalued Green Dot shares issued when inexpensive bank debt was available. In its first year under Mr. Streit’s control, TPG experienced multiple negative revenue revisions, while missing management’s initial 2015 revenue forecast by 22%.3 The CEO of TPG recently left Green Dot and Mr. Streit conceded 2016 will be a flat year for revenue.

Inconsistent & Misleading Communication:
Mr. Streit’s long history of misleading, confusing, and contradictory public commentary has undermined long-term investors’ ability to understand Green Dot’s operating model and impaired corporate credibility. In our presentations and letters, Harvest has carefully documented the long and growing list of Mr. Streit’s questionable communications. A few examples include:

•	Mr. Streit withheld the disclosure of two material acquisitions while claiming the revenue contributions were organic.
•	Mr. Streit stated “mathematically it would almost be impossible” for Green Dot not to grow double-digits in 2014, yet the Company grew just 4.8% that year.
•	Mr. Streit recently stated on 2/24/16, “I haven’t sold shares since November of 2010” when in fact he sold 536,602 shares over multiple open market transactions in 2014 pursuant to a trading plan.
•
Green Dot claims it offered to appoint Mr. Gresham to the Board “in an effort to help settle the proxy contest.”  To the contrary, Green Dot approached Mr. Gresham duplicitously, without Harvest’s knowledge, in an apparent effort to remove him from our slate. Now, Green Dot is suggesting it will appoint Mr. Gresham to the Board regardless of the shareholder vote, which is a transparent attempt to persuade investors not to vote for Mr. Gresham. Green Dot has never negotiated with Harvest for a settlement involving Mr. Gresham.

•
Green Dot states its six-step plan was disclosed on December 2, 2016, before Harvest’s 13D filing on January 25, 2016. On the contrary, the six-step plan and $1.75 EPS target were first disclosed to investors on February 24, 2016, one full month after Harvest released its public letter and presentation outlining a path to create long-term shareholder value.

********

This shareholder vote is ultimately about trust, execution, and results. When considering the best path forward, it is important to ask yourself the following 10 questions:

1)	Have the incumbent Board members acted as fiduciaries to shareholders or have they acted to protect Mr. Streit and their own positions?
2)	Does this Board genuinely care about repairing its broken corporate governance, or were the reactionary proposals just an eleventh hour attempt to sway votes?
3)
Does the Board’s definition of “performance-based” compensation, which awards Mr. Streit millions of dollars if Green Dot’s stock price underperforms 75% of the market, align Mr. Streit with our best interests as shareholders?

4)
Did the Green Dot Board pursue an honest, good faith campaign based on the facts, or did it employ a strategy attempting to re-write and alter history, and more recently, impugn the character of Harvest’s three highly qualified director nominees with a smear campaign intended to distract attention from core issues?

5)
Are you confident Green Dot can achieve $1.75 of EPS in 2017, considering on September 18, 2014, Mr. Streit guided 2015 EPS to approximately $1.75? (The Company ultimately achieved $1.35 of EPS in 2015)

6)	Could a world-class leadership team drive more ambitious earnings goals, regain investor trust, and earn a more reasonable EBITDA and earnings multiple?
7)
Has the current Board or CEO given us, as shareholders, any reason to believe that the long-term pattern of misleading investor communication, failure to disclose material acquisitions, and major strategic initiative missteps will suddenly cease?

8)	Has the current Board and CEO fulfilled their promises to shareholders and delivered results since Green Dot’s 2010 IPO?
9)	Do Steve Streit and the current Board have what it takes to drive shareholder value over the long-term?
10)	Do you trust the current Board and Steve Streit to protect and represent your interests as shareholders without Harvest’s public involvement?

When considering these questions, we would encourage all investors to contemplate the facts, which have too often been obscured by Green Dot in this proxy contest. Harvest has focused on the facts, which has led to the issuance of multiple releases to “set the record straight,” each of which can be found, along with all letters and presentations, on our website, www.fixgdot.com. We would specifically encourage investors to review our April 27, 2016 presentation titled, “The Path Towards Shareholder Value Begins with a New Tone at the Top,” which details: why leadership change is required at Green Dot, why our slate of nominees is far more qualified than the incumbent nominees to represent your best interests in the boardroom, and why Harvest and its nominees have a superior path for restoring and enhancing shareholder value.

Harvest has nominated three exceptional, independent directors, who were recruited for their experience, expertise, and shareholder-oriented mindset, attributes that we believe the current Board is sorely lacking. We urge shareholders to follow the recommendations of ISS, who recommended shareholders vote “FOR” ALL THREE of Harvest’s nominees on the GREEN proxy card, stating:

“As the dissident [Harvest] has made a compelling case that change at the board level is warranted, and each of the dissident [Harvest] nominees would add distinct, significant experience directly relevant to effecting that change, votes FOR dissident nominees Fanlo, Gresham, and Livingston are warranted.”

Harvest’s Highly Qualified and Experienced Nominees on the GREEN Proxy Card Include:

Saturnino “Nino” Fanlo, who brings over 30 years of industry experience in financial services, banking, and capital markets. As President and Chief Financial Officer of Social Finance, Inc. (a/k/a “SoFi”), a marketplace lender and financial services company with over $8 billion in loans funded to date, Mr. Fanlo has been instrumental in establishing more than 300 corporate partnerships and developing alternative credit underwriting models that would prove invaluable to Green Dot’s all-important entry into consumer lending. Green Dot’s Board would greatly benefit from Mr. Fanlo’s extensive consumer lending, banking, and regulatory experience, including serving as Treasurer of Wells Fargo & Company, where he was responsible for overseeing the firm’s investment portfolio, Treasury regulatory matters, dividend policy, and rating agency interaction.

George W. Gresham, who Green Dot recruited for its previously vacant CFO role and to its Board in April 2016, and who has an outstanding background in the payments and financial services industries. He previously served as the chief financial officer of three publicly traded financial technology companies, including NetSpend, which is Green Dot’s closest peer, Global Cash Access, Inc. and eFunds Corporation, where he also served as the Chairman of the Operating Committee. Mr. Gresham brings GPR operating experience that is unmatched on Green Dot’s Board.

Philip Livingston, who has 25 years of experience in operations and Board oversight across a diverse set of industries. Mr. Livingston would bring significant finance and accounting credentials that the Board lacks today, as well as a reputation as a change agent for shareholders and experience in executive transitions. Mr. Livingston served as Chief Financial Officer for Celestial Seasonings, Inc., Catalina Marketing Corporation and World Wrestling Entertainment, as well as the Chairman of multiple public company Audit Committees. Mr. Livingston was the President of Financial Executives International, one of the leading professional associations of chief financial officers and controllers, and he also served on the Financial Accounting Standards Board Advisory Council and the Standards Advisory Council of the International Accounting Standards Board. Mr. Livingston is a current member of the American Institute of CPAs (AICPA).

PLEASE SIGN, DATE, AND MAIL THE GREEN PROXY CARD TODAY

Sincerely,

Jeffrey B. Osher
Harvest Small Cap Partners Master, Ltd.

About Harvest Capital Strategies LLC
Harvest Capital Strategies LLC is an investment firm founded in 1999 based in San Francisco.

Harvest Capital Strategies, LLC
Jeff Osher/Craig Baum, 415-869-4433
FIXGDOT@harvestcaps.com
www.FIXGDOT.com

Investors with questions on how to vote, please contact:
Okapi Partners LLC
Patrick McHugh/Lisa Patel
info@okapipartners.com
(212) 297-0720 or Toll-Free (855) 208-8903

1 ISS recommended that shareholders vote for all three of Harvest’s nominees on Harvest’s Green Proxy Card, while Glass Lewis recommended that shareholders vote for Mr. Gresham on Harvest’s Green Proxy card and recommended shareholders withhold votes for Messrs. Fanlo and Livingston.
2 Bloomberg. Relative performance is calculated as Green Dot's total return in the five years ending 12/31/15, less the total return of the comparable peer group. Green Dot’s original, Company-selected peer group provided in its 2013 and 2014 Proxy Statements consisted of Alliance Data Systems, Capital One Financial, Discover Financial, Euronet Worldwide, Global Cash Access, Global Payments, Heartland Payment Systems, Mastercard, MoneyGram, NetSpend, Total System Services, Visa, Western Union, and Wright Express.  The Company’s revised peer group provided in Green Dot’s 2015 Proxy Statement consisted of Blackhawk Network, Cardtronics, Cash America International, Cass Information Systems, Euronet Worldwide, EZCorp, Global Cash Access, Heartland Payment Systems, Jack Henry & Associates, MoneyGram, Regional Management, WEX, and World Acceptance.
3 On the conference call announcing the acquisition on September 18, 2014, management provided implied revenue guidance based on 2014 metrics, historical and expected growth rates, and expected EPS accretion.

Item 2: The following materials were posted by Harvest to www.fixgdot.com: